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                                                                   EXHIBIT 10.14

                                SECOND AMENDMENT

                                       TO

                TECHNOLOGY LICENSE AGREEMENT AND SUPPLY AGREEMENT


          This Second Amendment to Technology License Agreement and Supply Agreement ("Agreement"), is entered into as of the 17th day of February, 1995, by and between Ramtron International Corporation, a Delaware corporation, having its principal offices at 1850 Ramtron Drive, Colorado Springs, Colorado 80921 ("Ramtron") and Racom Systems, Inc., a Delaware corporation, having its principal offices at 6080 Greenwood Plaza Boulevard, Englewood, Colorado 80111 ("Licensee" or "Racom," as appropriate).

                                   RECITALS

A. Ramtron and Licensee have entered into that certain Supply Agreement dated October 23, 1991 ("Supply Agreement") and that certain Technology License Agreement dated October 23, 1991 ("License Agreement") whereby Ramtron has agreed to license certain of its ferroelectric technology to Racom and to supply Racom with certain products incorporating such technology.

B. Ramtron and Licensee amended certain provisions of the Supply Agreement and License Agreement pursuant to an amendment entitled "Amendment to Technology License Agreement and Supply Agreement" dated March 31, 1994 ("Amendment").

C. Ramtron and Licensee have entered into that certain Memorandum of Understanding dated February 2, 1995 ("MOU") and now desire to further amend the Supply Agreement and License Agreement in accordance with the provisions of the MOU all as set forth in this Agreement.

          NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

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                                    AGREEMENT

                                   ARTICLE ONE

                         AMENDMENTS TO LICENSE AGREEMENT


1.1 Section 2.1(b) of the License Agreement shall be modified in its entirety as set forth below:

       (b) Except as provided in subparagraph (j) below, Ramtron and its Affiliates hereby agree, through the end of the year 2005, not to further license the Ferroelectric Technology to any party for use in Ferroelectric RF/ID Products. Ramtron's agreement to refrain from such further licenses shall be contingent upon Licensee's satisfaction of its obligations described in Section 2.1 (g) below. Beginning January 1, 2006, Ramtron shall be free to further license the Ferroelectric Technology for any purpose and in Ramtron's sole discretion.


1.2 Section 2.1(d) of the License Agreement shall be modified in its entirety as set forth below:

             (d) Notwithstanding Section 2.1(b), Ramtron and Licensee acknowledge that there is no restriction imposed upon Seiko Epson Corporation ("Seiko") or Deutsche ITT Industries GMBH ("ITT") pursuant to the licenses granted by Ramtron to such parties to exploit the Ferroelectric Technology under License Agreements dated 2 March, 1989, and 1 June, 1988, respectively. The parties acknowledge and understand that Ramtron may have no power or authority to prevent either Seiko or ITT from developing or selling Ferroelectric RF/ID Products. Accordingly, the parties agree that in the event that either Seiko or ITT develop or sell Ferroelectric RF/ID Products during the term of this Agreement, Ramtron shall be under no obligation to compensate Licensee in any way whatsoever as a result of such event.

1.3 Section 2.1(e) of the License Agreement shall be modified in its entirety as follows:

       (e) Neither Ramtron nor any affiliate or licensee of Ramtron or its Affiliates shall manufacture, sell, lease or distribute either Ferroelectric RF/ID Products or semiconductor components that Ramtron "knows" are


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             intended to Monolithically Incorporate RF/ID Products and the
             Ferroelectric Technology to any company other than Licensee; nor shall it directly enter into the RF/ID Product business except pursuant to its ownership interest in Licensee. As used herein, "knows" shall mean the actual knowledge of Ramtron or any Affiliate of Ramtron and Ramtron shall have no obligation to make affirmative inquiry of any persons other than Ramtron's employees and employee's of Ramtron's Affiliates regarding the intended use of any such Ferroelectric RF/ID Products or semiconductor components that it manufactures, sells, leases or distributes.

             Notwithstanding the above, Ramtron may sell Ferroelectric RF/ID Products to any party without restriction after December 31, 2005, unless Ramtron and Licensee agree to extend this date. Ramtron's agreement to refrain from such sales of Ferroelectric RF/ID Products during such time periods shall be contingent upon Licensee's satisfaction of its obligations described in
             Section 2.1(g) below.

1.4    Section 2.1(g) shall be modified in its entirety as set forth below:

             (g) Notwithstanding the provisions of Sections 2.1(b) or 2.1(e) above, in the event that Licensee does not purchase from Ramtron or its licensees at least fifty percent (50%) of the annual quantities of units set forth below for any given year and fails to do so within one hundred twenty (120) days after being notified by Ramtron of such deficiency, then, effective on the expiration of such one hundred twenty (120) day period, the provisions of Sections 2.1(b) and 2.1(e) hereof and any other restriction or prohibition on the license of Ferroelectric Technology or sale of Ferroelectric RF/ID Products by Ramtron to any third party, shall be null and void and from such date forward Ramtron shall not be subject to any restriction, penalty or prohibition against or arising from the sale of such products by Ramtron to any third party. The parties agree that the units comprising the annual purchase milestones set forth below must be supplied by Ramtron or its licensees.

                       ANNUAL PURCHASE MILESTONES (000'S)

                                        1994      1995   1996   1997-2005
                                        ----      ----   ----   ---------
        System Products Units             43       960   3940   12,615
        Component Products Units          --       240   5720   26,820


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                   For purposes of this Section 2.1(g) and Section 2.1 of the
                   Supply Agreement, as amended, "System Products" shall mean evaluation systems including, without limitation the DSS 1000, finished controllers including, without limitation the RFC 1000 and finished transponders including, without limitation, the RFM 256CC, and "Component Products" shall mean chips, COB transponder assemblies, and board/module level controllers.


1.5 A new Section 2.1(j) shall be added to the License Agreement as set forth below:

       (i) The parties acknowledge that Ramtron has begun discussions with Toshiba Corporation ("Toshiba") concerning the possible license by Ramtron of the Ferroelectric Technology to Toshiba. Notwithstanding the provisions of Section 2.1(b), the parties acknowledge and agree that Ramtron shall be entitled, in its sole discretion, to complete such discussions and to finalize a license arrangement with Toshiba by the end of 1995 for the Ferroelectric Technology and such license may allow Toshiba to use such Ferroelectric Technology in the manufacture and sale of Ferroelectric RF/ID Products commencing January 1, 1999.

1.6 The first sentence of Section 6.5 of the License Agreement shall be modified in its entirety and a new second sentence to such Section shall be added both as set forth below:

       Ramtron shall, at its own expense, indemnify and hold harmless Licensee from and against any cost, liability, loss or expense arising from the actual or alleged infringement by Licensee of any patent, trademark, copyright or other intellectual property of any third party provided that: (i) such alleged infringement is attributable solely to the Ferroelectric Technology and does not arise from the use of such Ferroelectric Technology as part of or in combination with any other devices or parts; (ii) such alleged infringement does not arise from any portion or aspect of a Ferroelectric RF/ID Product that was designed or specified by Licensee or any consultant to or representative of Licensee (other than Ramtron); (iii) Licensee gives Ramtron immediate notice in writing of any such suit or permits Ramtron, through counsel of its choice, to answer the charge of infringement and defend such suit; (iv) such cost, liability, loss or expense does not result from Licensee's failure to promptly cease use of the Ferroelectric Technology and sale, lease, and distribution of Ferroelectric RF/ID Products after notification by Ramtron in accordance with Section 6.4 above; and (v) Licensee gives Ramtron all the needed information, assistance, and authority, at Ramtron's expense, to enable Ramtron to defend

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       such suit if Ramtron chooses to do so.  In the event Ramtron does not elect to assert the defense of any such suit, Licensee, at its sole discretion and expense, shall have the right to assert such defense.

1.7 All other provisions of the License Agreement shall remain in full force and effect.


                                   ARTICLE TWO

                         AMENDMENTS TO SUPPLY AGREEMENT

2.1 The first paragraph of Section 2.1 of the Supply Agreement shall be modified in its entirety as set forth below:

             2.1   Products.   Subject to the terms and conditions hereof, at
                   Racom's request, Ramtron shall sell to Racom and make timely delivery of, and Racom shall purchase from Ramtron and take delivery of, Products in an amount sufficient to satisfy up to: (i) one hundred percent (100%) of Racom's requirements therefor for calendar years 1994 and 1995 and (ii) fifty percent (50%) of Racom's requirements therefor for calendar years 1996-2005; provided, however, that in no event shall Ramtron be required to supply to Racom more than twenty million (20,000,000) units (assuming maximum possible die of 3000 per 6 inch wafer) of the Products in any given year, unless Ramtron agrees to do so in its sole and absolute discretion.

2.2 Section 9.1 of the Supply Agreement shall be modified in its entirety as set forth below:

             9.1 Term. This Agreement shall become effective on the date signed by both parties and shall continue in effect until December 31, 2005 unless sooner terminated in accordance with the terms of this Agreement.

2.6 All other provisions of the Supply agreement shall remain in full force and effect.


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                                ARTICLE THREE

                              OTHER AGREEMENTS

3.1 As consideration for the modifications to the License Agreement and Supply Agreement set forth herein, Racom has paid to Ramtron the sum of US$400,000 concurrent with the execution of the MOU, has delivered to Ramtron One Million shares of Racom common stock, par value $0.01, valued at US$3.00 per share, concurrent with the execution of this Agreement, and shall pay to Ramtron the sum of US$600,000 on or before March 31, 1995.

3.2 This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                        RACOM SYSTEMS, INC.

                                        /s/ [ILLEGIBLE]
                                        ----------------------------------


                                        RAMTRON INTERNATIONAL CORPORATION

                                        /s/ [ILLEGIBLE], CEO
                                        ----------------------------------


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